UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 27, 2018 (March 27, 2018)

Brookdale Senior Living Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

111 Westwood Place, Suite 400, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(615) 221-2250

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 — Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2018, the Board of Directors of Brookdale Senior Living Inc. (the "Company") appointed Teresa F. Sparks as the Company's interim Chief Financial Officer, effective upon her starting date of March 28, 2018. Upon her starting date, Ms. Sparks will begin serving as the Company's principal financial officer, assuming such role from Lucinda M. Baier, the Company's President and Chief Executive Officer and former Chief Financial Officer. The Company continues to conduct a search for a permanent Chief Financial Officer and expects that Ms. Sparks' service as interim Chief Financial Officer and principal financial officer will terminate at such time that a permanent Chief Financial Officer starts employment with the Company.

Ms. Sparks, age 49, most recently served as Executive Vice President and Chief Financial Officer of Surgery Center Holdings, Inc. until January 2018 since its acquisition of Symbion in November 2014. Prior to that, Ms. Sparks served as Senior Vice President and Chief Financial Officer of Symbion Holdings Corporation and Symbion, Inc. from August 2007 to November 2014 and as Corporate Controller from Symbion's inception in 1996 through August 2007 and was named Vice President in December 2002. Prior to joining Symbion, she served as Assistant Controller for HealthWise of America, Inc., a managed care organization, and was a senior healthcare auditor for Deloitte & Touche LLP. Ms. Sparks is a Certified Public Accountant (inactive) and holds a bachelor's degree in Accounting and Business Administration from Trevecca Nazarene University.

There are no arrangements or understandings between Ms. Sparks and any other persons pursuant to which she was selected as an officer, nor are there any family relationships between Ms. Sparks and any of the Company's directors or executive officers.  Additionally, there are no transactions involving Ms. Sparks that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Ms. Sparks' appointment, the Compensation Committee of the Board of Directors of the Company approved compensation arrangements for Ms. Sparks, which are set forth in an offer letter. During the term of her service, Ms. Sparks will receive a bi-weekly salary of $19,230.76 (equivalent to $500,000 on an annualized basis). She also will be eligible to participate in a cash bonus program to be established for her role, with such bonus amount targeted at 100% of her base salary earned during her tenure as interim Chief Financial Officer. The bonus will be paid subject to Ms. Sparks' fulfillment of individual objectives and on timing that will be mutually agreed upon between the parties within two weeks of her starting date. Due to the interim nature of Ms. Sparks' position, she will not be eligible to participate in the Company's severance policies or 2018 annual cash incentive plan applicable to other senior executives or the Company's 2014 Omnibus Incentive Plan.

The Company will enter into an Indemnification Agreement with Ms. Sparks in substantially the form of the Form Indemnification Agreement for Directors and Officers filed by the Company as an exhibit to the Company's Annual Report on Form 10-K filed with the SEC on February 28, 2011.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKDALE SENIOR LIVING INC.

Date:	March 27, 2018	By:	/s/ Chad C. White
		Name:	Chad C. White
		Title:	Executive Vice President, General Counsel and Secretary